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                                                                Exhibit 23-D


                CONSENT OF NOMURA SECURITIES INTERNATIONAL, INC.


                                                             November 8, 1996


Board of Directors
RYMAC Mortgage Investment Corporation
Penn Center West
Building 2, Suite 311
Pittsburgh, Pennsylvania 15276

        Re:  Registration Statement, to be dated on or about
             November 8, 1996, of Core Materials Corporation
             -----------------------------------------------

Gentlemen:

        Reference is made to our opinion letter dated November 8, 1996 with respect to the Asset Purchase Agreement, dated as of September 12, 1996, as amended as of October 31, 1996, by and among RYMAC Mortgage Investment Corporation ("RYMAC") and Navistar International Transportation Corp. ("Navistar").

        The foregoing opinion letter is provided for the information and assistance of the Board of Directors of RYMAC in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that Core Materials Corporation has determined to include our opinion in the above-referenced Registration Statement.

        In that regard, we hereby consent to the reference to the opinion of our Firm under the captions, "Summary-Opinion of Nomura", "Risk Factors", "Proposal No. 1-Approval of the Acquisition-Reasons for and Background of the Acquisition", "Proposal No. 1-Approval of the Acquisition-Recommendation of the Board of Directors", and "Proposal No. 1-Approval of the Acquisition-Opinion of Nomura", and to the inclusion of the foregoing opinion in the above-mentioned Registration Statement. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors of RYMAC rely upon such opinion.

        In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.


                                          Very truly yours,

                                          Nomura Securities International, Inc.


                                          By: /s/ Michael H. Lowry
                                              ------------------------------
                                               Managing Director